EXHIBIT 10.2

ADDENDUM TO WHOLESALE SECURITY AGREEMENT

This Addendum is by and between General Electric Capital Corporation (“Secured Party”) and each of the below signed debtors (individually a “Debtor” and collectively the “Debtors”) and shall modify, be attached to and specifically incorporated into that certain Wholesale Security Agreement dated September 20, 2005 (as amended, the “Security Agreement”).

Effective upon the date hereof, Secured Party and Debtors agree to amend the Security Agreement as follows:

A.                              The period at the end of the first sentence of paragraph B shall be deleted and the following terms shall be added to the Security Agreement in its place:

“, including, without limitation, for working capital purposes.  An Advance made hereunder for working capital purposes shall be individually called a “Working Capital Advance” and collectively called “Working Capital Advances” and all Advances which are made for other than working capital purposes may herein sometimes be called “Wholesale Advances”.

B.                                The following terms shall be added to the Security Agreement:

“S.          PREPAYMENTS/WORKING CAPITAL LOANS.

1.             Prepayments.  Debtors shall have the right to prepay any debt owing under this Agreement. Debtors may, on any Business Day, make such prepayments by a minimum of $100,000. Prepayments received by Secured Party in immediately available funds at or prior to 12:00 p.m. will be applied on the same Business Day. Prepayments received by Secured Party in immediately available funds after 12:00 p.m. will be applied on the following Business Day. Prepayments received in other than immediately available funds shall be credited when good funds become available for use by Secured Party. The prepayments shall not be applied to specific items of Inventory and shall not reduce any Wholesale Advances, as defined herein, but instead shall be applied against the Adjusted Indebtedness, as defined in subparagraph 6 of this
Paragraph S.

2.             Working Capital Advances.  Secured Party, subject to the terms and conditions of this Agreement, from time to time, will make Working Capital Advances to Debtors.  Debtors may, upon written request, request Secured Party to make a Working Capital Advance. The minimum Working Capital Advance shall be $100,000. Requests received after 12:00 p.m. will be honored on the next Business Day.

The obligation of Secured Party to make Working Capital Advances as provided herein is subject to the fulfillment on the date such Working Capital Advance is to be made of each of the following conditions:

(i)                                     Debtors shall not be in default under this Agreement; and

(ii)                                  the amount of the Working Capital Advance shall not cause the Adjusted Indebtedness to exceed:

•                             the total amount of Wholesale Advances relating to Inventory in which Secured Party maintains a perfected first priority security interest (the “ Priority Inventory”) (such Wholesale Advances are referred to as the “ Priority Inventory Wholesale Advances”), and

•                             less any reductions that are owed to Secured Party on the Priority Inventory.

3.             Interest.  Interest shall be charged monthly on the aggregate unpaid amount of all Working Capital Advances that were outstanding during the prior month and shall be computed and accrued at the lesser of (a) the Applicable Wholesale Rate for Inventory in effect during the month in which charged or (b) the Legal Maximum Rate as defined in Paragraph 4 of Rider A (the “Working Capital Interest Rate”).

4.             Payment and Billing.  Debtors agree to pay to Secured Party, promptly as billed, interest at the Working Capital Interest Rate on the unpaid balance of all Working Capital Advances outstanding from time to time.  Debtor acknowledges that because of computer system limitations, Secured Party’s billing statement will not specifically reflect the interest charged on the Working Capital Advances.  Secured Party will attach to its standard billing statement a schedule detailing such charges. The schedule will itemize and total the interest that is not being charged on the Advances as a result of Debtor’s prepayments. The total outstanding debt will be adjusted accordingly. Accordingly, for purposes hereof, for each monthly billing period for which interest payments are due under this Agreement, Secured Party will credit the Debtors’ monthly interest charges with an amount determined on a daily basis by multiplying the average daily prepayments less Working Capital Advances by the sum of the Libor Rate plus 133 basis points. In no event shall Debtors be entitled to receive any direct payments of, or carry forward, any such interest credit adjustments.

5.             Sale of New Inventory.  Notwithstanding Paragraphs E and J of this Agreement, upon the sale of an item of Inventory, the amount of the Wholesale Advance applicable thereto shall be immediately due and payable and Debtor shall immediately, without notice or demand, pay such amount in cash to Secured Party; provided however, if the conditions set forth in subparagraph 1 of this Paragraph T are satisfied, then Debtor may pay Secured Party such amount with the proceeds of an appropriate Working Capital Advance.

6.             Adjusted Indebtedness.  Adjusted Indebtedness as of any date of determination means the sum of (i) the aggregate outstanding Working Capital Advances, plus (ii) the aggregate outstanding Priority Inventory Wholesale Advances, plus (iii) any other amounts relating to the Priority Inventory which are due and owing under the Security Agreement; provided however, any prepayments of any indebtedness by Debtor under this Agreement shall, at the time of the prepayment, be applied against and reduce the sum of the preceding items (i), (ii) and (iii).

7.             Reports.  Debtors shall provide Secured Party with such inventory and financial information of Debtors as Secured Party shall reasonably require, including without limitation daily reports of Inventory sales.  Secured Party shall also have the right to perform audits at each Debtor’s places of business.

8.             Miscellaneous. All prepayments and Working Capital Advances will be made by, and to, Rush Administrative Services, Inc. as agent for Debtors. Debtors, in the aggregate, may prepay up to 50% of the Internal Credit Limits established by Secured

Party, but not to exceed $100,000,000 at any one time.  Prepayments and Working Capital Advances will be limited to a total of six (6) per month for all Debtors. Secured Party may apply prepayments and Working Capital Advances to individual Debtor’s accounts in its sole discretion.

C.                                     Except as expressly modified herein, all the terms and conditions in the Security Agreement shall remain in full force and effect and any capitalized terms not defined herein shall have the same meaning as set forth in the Security Agreement.

Date:      September 20, 2005

Rush Truck Centers of Alabama, Inc.

Rush Truck Centers of Arizona, Inc.

Rush Truck Centers of California, Inc.

Rush Truck Centers of Colorado, Inc.

Rush Truck Centers of Florida, Inc.

Rush Truck Centers of New Mexico, Inc.

Rush Truck Centers of Oklahoma, Inc.

Rush Truck Centers of Tennessee, Inc.

By:	/s/ W.M. “Rusty Rush

Name:	W. M. “Rusty” Rush

Title: President

Rush Truck Centers of Texas, L.P., a
Texas limited partnership

By:	RUSHTEX, INC., a Delaware corporation
General Partner

By:	/s/ W.M. “Rusty Rush

Name:	W. M. “Rusty” Rush

Title:	President

Date:	September 20, 2005

General Electric Capital Corporation

By:	/s/ C. Daniel Clark

Name:	C. Daniel Clark

Title:	President and General Manager

GUARANTOR CONSENT

The undersigned Guarantors consent to the Addendum to Security Agreement and agree that it will not impair Guarantors’ obligations owed to General Electric Capital Corporation.

GUARANTOR: Rush Enterprises, Inc.

By:	/s/ W.M. “Rusty Rush

Name:	W. M. “Rusty” Rush

Title:	President